Exhibit 99.1

Badger Meter Reports First Quarter Results

MILWAUKEE--(BUSINESS WIRE)--April 16, 2013--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

  Net sales were $71,808,000 for the first quarter of 2013, a 5.8% decrease from sales of $76,233,000 for the first quarter of 2012.
  Net earnings were $2,907,000 for the first quarter of 2013, a 53.5% decrease from net earnings of $6,249,000 for the first quarter of 2012.
  Diluted earnings per share were $0.20 for the first quarter of 2013, a 52.4% decrease from diluted earnings per share of $0.42 for the first quarter of 2012.

Operations Review

“This was a challenging quarter for Badger Meter. Sales to water utilities were down due to weather and other factors, while our industrial sales increased slightly as a result of the acquisition of Racine Federated last year,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said more snow than average significantly impacted meter replacement activities. “The utility business is seasonal, with fewer meter installations typically completed during the winter months. Our experience has been that more snow cover correlates to lower sales. According to the Rutgers Global Snow Lab, the 48 contiguous U.S. states had 47% more snow cover this year than in last year’s first quarter. In addition to the snow cover, other factors contributing to our lower first quarter sales include a 30% decrease in sales to utilities in communities in the Northeast affected by Hurricane Sandy and lingering concerns related to municipal budgets. We believe these factors are temporary events that have delayed some meter orders into future quarters and our market share has not changed.”

“While the global industrial market has been down overall, our industrial sales were up slightly due to an extra month of sales from Racine Federated in this year’s first quarter compared to the first quarter of 2012,” added Meeusen. Racine Federated was acquired on January 31, 2012.

Meeusen said the gross profit margin was 34.9% for the first quarter of 2013 compared to 37.9% for the same period in 2012, with the decline due entirely to lower capacity utilization caused by decreased sales. The higher selling, engineering and administration costs primarily reflected an extra month of expenses related to Racine Federated.

Additional Announcements

The company announced it acquired Aquacue, Inc., a small software technology company located in Los Gatos, Calif. on April 1 for $14 million in cash. Aquacue’s software provides water management data to utilities and consumers to help them better manage water usage. “Although this is an early-stage company without significant sales, we believe Aquacue’s intellectual property can move us further down the road in adding new technology enhancements to our Advanced Metering Analytics automatic meter reading system,” said Meeusen.

In addition, Badger Meter has signed an exclusive agreement related to the announced decision by Elster AMCO Water, LLC to exit the mechanical water meter business in North America as of June 30. As part of the agreement, Elster AMCO is notifying its customers that Badger Meter has been selected as the recommended supplier for their mechanical water meters after June 30. “This is an excellent opportunity for us to gain additional market share,” said Meeusen. “Our sales force has already been participating in joint calls with Elster AMCO customers and we look forward to working with the utilities as they select our mechanical water meters for their future installations.”

Summary

“While 2013 is off to a slow start, we believe we will see a return to more normal patterns in coming quarters. We are excited about the potential growth opportunities we have with the Aquacue acquisition and the Elster AMCO agreement,” Meeusen said.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2013 first quarter results on Wednesday, April 17, 2013 at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site, www.badgermeter.com, or by dialing 1-888-680-0894 and entering the passcode 75830599. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PPLJRTDB7. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Wednesday, April 24, by dialing 1-888-286-8010 and entering the passcode 96138755. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, the company’s products are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this News Release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete connectivity systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for radio products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this News Release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

Three Months Ended March 31,

	2013	2012

Net sales	$71,808	$76,233

Cost of sales	46,771	47,369

Gross margin	25,037	28,864

Selling, engineering and administration	20,312	18,676

Operating earnings	4,725	10,188

Interest expense	248	205

Earnings before income taxes	4,477	9,983

Provision for income taxes	1,570	3,734

Net earnings	$2,907	$6,249

Earnings per share:

Basic	$0.21	$0.42

Diluted	$0.20	$0.42

Shares used in computation of earnings per share:

Basic	14,145,406	14,831,780

Diluted	14,236,757	14,897,617

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2013	2012
Assets	(unaudited)

Cash	$3,787	$6,554
Receivables	47,304	45,584
Inventories	58,501	60,997
Other current assets	7,858	8,239

Total current assets	117,450	121,374

Net property, plant and equipment	70,883	70,484
Intangible assets, at cost less accumulated amortization	57,129	58,351
Other long-term assets	5,400	4,314
Goodwill	35,930	35,930

Total assets	$286,792	$290,453

Liabilities and Shareholders’ Equity

Short-term debt	$63,878	$66,730
Payables	16,710	15,551
Accrued compensation and employee benefits	6,852	9,821
Other liabilities	1,982	1,978

Total current liabilities	89,422	94,080

Deferred income taxes	8,663	8,692
Long-term employee benefits and other	16,192	16,434
Shareholders’ equity	172,515	171,247

Total liabilities and shareholders’ equity	$286,792	$290,453

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702